Exhibit 99.1

Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453

Repligen Reports First Quarter 2015 Financial Results

- Product Sales Increase 45% to a Record $20.8 Million -

- Conference Call and Webcast Today at 8:30 a.m. EDT -

WALTHAM, MA – May 7, 2015 – Repligen Corporation (NASDAQ:RGEN) today reported financial results for the first quarter ended March 31, 2015. Below are the Company’s performance highlights for the quarter, followed by updated financial guidance for the year 2015 and access information for today’s webcast and conference call.

First Quarter Financial Highlights

•	Bioprocessing product revenue for the first quarter of 2015 was $20.8 million, compared to $14.3 million for the first quarter of 2014, an increase of 45% including a negative impact of 12% from foreign currency translation. Total revenue for the first quarter of 2015 was comprised entirely of bioprocessing product revenue, while during the first quarter of 2014, total revenue of $16.3 million included a one-time upfront payment of $2.0 million from BioMarin Pharmaceutical Inc. under our therapeutic asset purchase agreement announced in January 2014.

•	Gross margin reached 61.2% for the first quarter of 2015, compared to 55.8% for the first quarter of 2014. Product gross profit for the first quarter of 2015 was $12.7 million, compared to product gross profit of $8.0 million for the first quarter of 2014, an increase of 59%.

•	Operating income for the first quarter of 2015 was $4.0 million, or 19.4% of product revenue. Operating income for the first quarter was impacted by the recognition of $1.1 million in contingent consideration expense based on the high probability of the Company achieving a 2015 sales milestone for the Alternating Tangential Flow (ATF) System, as predefined in the Company’s asset purchase agreement with Refine Technology, LLC. Operating income was $5.3 million for the first quarter of 2014, which included the aforementioned non-product related payment of $2.0 million.

•	Net income for the first quarter of 2015 was $2.9 million, or $0.09 per diluted share, including the aforementioned $1.1 million contingent consideration expense. This compares with net income of $4.3 million for the first quarter of 2014, including the aforementioned non-product related revenue of $2.0 million.

•	EBITDA (Non-GAAP)[1] was $5.3 million for the first quarter of 2015, including the aforementioned $1.1 million contingent consideration expense. This compares to EBITDA of $6.2 million during the first quarter of 2014, which included the aforementioned non-product related payment of $2.0 million.

[1]	See Reconciliation of GAAP Net Income to Non-GAAP EBITDA chart at the end of this release

- more -

Operating expenses for the three-month period ended March 31, 2015 were $16.8 million compared to $11.0 million for the same period in 2014, an increase of $5.8 million. The increase in operating expense included a $1.7 million increase in cost of product revenue associated with higher product sales, $1.1 million in contingent consideration expense based on the high probability of achieving a 2015 sales milestone for the ATF System and a $2.6 million increase in sales, general and administrative (SG&A) expense. The increase in SG&A expense is due primarily to costs related to the expansion of staff and facilities and a $1.2 million increase related to professional fees and systems implementation to support the integration of the ATF System, which Repligen acquired from Refine Technology, LLC in June 2014.

Tony J. Hunt, Chief Operating Officer and designated President and CEO of Repligen said, “2015 is off to a strong start, with first quarter revenue gains across all of our product groups and particular strength in our affinity ligand and growth factor businesses. Our gross margin expansion was driven by increased capacity utilization in our plants. As anticipated, we launched our OPUS® 60 cm diameter pre-packed chromatography columns at the end of March, and we have two additional product launches planned for this year. With a larger commercial organization now in place, we are focused on expanding our customer base, building our brand and increasing the market penetration of our proprietary products.”

Walter C. Herlihy, retiring President and Chief Executive Officer said, “Our first quarter results are indicative of the Company’s potential to deliver strong organic growth and achieve outstanding operating performance in the Life Sciences sector. I am confident that the combination of sustained investment in new product development and additional strategic acquisitions will enable Repligen to continue to deliver value for our customers and our shareholders.”

Financial Guidance for 2015

Based on our first quarter results and expectations for the remainder of 2015, we are revising our financial guidance as summarized below. This guidance for the year 2015 is based on expectations for our existing business and does not include the impact on our revenue and expenses of potential milestone payments from BioMarin, the financial impact of potential bioprocessing acquisitions or future fluctuations in foreign currency exchange rates.

•	Revenue guidance for the year 2015 is $75-$78 million, an increase from our previous guidance of $72-$75 million. Our revenue projection for 2015 is comprised exclusively of bioprocessing product sales and reflects 24%-29% sales growth, an increase from our previous guidance of 19%-24% growth. This guidance includes an estimated negative adjustment to sales growth of approximately 8% to accommodate the impact of foreign currency translation at current exchange rates.

•	Product gross margin for the year 2015 is expected to be 56%-58%, an increase from our previous guidance of 55%-57%.

•	Operating expenses for the year 2015 are expected to be $62-$64 million, an increase from our previous guidance of $60-$62 million, due to increased cost of goods associated with higher expected product sales and an increase in projected R&D expense to $6-$7 million vs. prior guidance of $5-$6 million. Contingent consideration of approximately $1.5 million and SG&A expense of $21-$23 million are consistent with our previous guidance.

•	Total income from operations for the year 2015 is expected to be $14-$16 million, an increase from our previous guidance of $12-$14 million. Net income is expected to be $10-$12 million, an increase from our previous guidance of $8-$10 million.

First Quarter 2015 Business Highlights

•	In January, the Company announced that Tony J. Hunt, current Chief Operating Officer of Repligen, will succeed Walter C. Herlihy, Ph.D. as President and Chief Executive Officer upon Dr. Herlihy’s retirement on May 21, 2015 at the Company’s Annual Meeting of Stockholders. Dr. Herlihy will continue with Repligen in the capacity of Senior Advisor for the remainder of 2015.

•	In February, the Company announced the completion of an 11,000 square foot expansion of its U.S. manufacturing facility, including dedicated areas for the production and assembly of the ATF System. The ATF System is a market-leading product line used to significantly increase cell density and product yield during the fermentation step of the biologic drug manufacturing process.

•	In March, we formally launched our OPUS® 60 cm diameter (OPUS 60) chromatography columns at Biopharmaceutical Development & Production Week 2015. OPUS 60 has the largest capacity among pre-packed chromatography columns, used by biopharmaceutical manufacturers to purify monoclonal antibodies and other biologic drugs. The addition of OPUS 60 further differentiates OPUS as the only pre-packed column line with the capacity to process harvests from 1,000 to 2,000 liter bioreactors, and Repligen as the only company to offer the flexibility of packing a wide array of resins to customized bed heights.

Conference Call

Repligen will host a conference call and webcast today, May 7, 2015 at 8:30 a.m. EDT, to discuss first quarter 2015 financial results and business updates. The live call can be accessed by dialing toll-free (844) 835-7432 for domestic callers or (404) 537-3372 for international callers. Dial-in participants must provide the passcode 34417361. In addition, a webcast will be accessible via the Investor Relations section of Repligen’s website www.repligen.com; see Events & Presentations. Both the conference call and webcast will be archived for a period of time following the live event. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. Replay listeners must provide the passcode 34417361.

Non-GAAP Financial Measures

In this release, the Company is reporting earnings before interest, taxes, depreciation and amortization (EBITDA). EBITDA is a non-GAAP financial measure and should not be viewed as an alternative to GAAP measures of performance. The Company has provided a reconciliation of GAAP net income to EBITDA at the end of this release. The Company believes that the use of this non-GAAP measure better enables management and investors to benchmark its results against historical performance and the performance of peers, and to evaluate acquisition and other investment opportunities.

About Repligen Corporation

Repligen Corporation (NASDAQ:RGEN) is a life sciences company focused on the development and commercialization of high-value consumable products used in the process of manufacturing biological drugs. Our bioprocessing products are sold to major life sciences and biopharmaceutical companies worldwide. We are the leading manufacturer of Protein A affinity ligands, a critical component of Protein A media that is used to separate and purify monoclonal antibody therapeutics. Our ATF System and our growth factor products are used to increase product yield during the fermentation stage of biologic drug manufacturing. In addition, we developed and market an innovative line of “ready-to-use” chromatography columns under our OPUS® brand that we deliver pre-packed with our customers’ choice of purification media. Repligen’s corporate headquarters are in Waltham, MA (USA) and our manufacturing facilities are located in Waltham, MA and Lund, Sweden.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that statements in this press release which are not strictly historical statements, constitute forward-looking statements, including, without limitation, express or implied statements or guidance regarding future financial performance and position, including cash and investment position, the future demand for our bioprocessing products, objectives for future operations, our receipt of any future payments under the terms of our agreement with BioMarin, our contingent payment obligations under the terms of our agreement with Refine, plans and objectives for product development and acquisitions, our market share and product sales and other statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” “anticipate,” or “could” and similar expressions. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: our ability to successfully grow our bioprocessing business, including as a result of acquisition, commercialization or partnership opportunities; our ability to develop and commercialize products and the market acceptance of our products; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; the success of current and future collaborative or supply relationships, including our agreement with BioMarin; our ability to compete with larger, better financed bioprocessing, pharmaceutical and biotechnology companies; our ability to successfully integrate the ATF business; our ability to optimize manufacturing process; our compliance with all Food and Drug Administration and EMEA regulations; our volatile stock price; and other risks detailed in Repligen’s Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Repligen periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Repligen contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and Repligen does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law.

Contact:

Sondra S. Newman

Senior Director Investor Relations

Repligen Corporation

(781) 419-1881

snewman@repligen.com

REPLIGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

	Three months ended March 31,
	2015	2014
Revenue:
Product revenue	$20,816,276	$14,334,687
Royalty and other revenue	—	1,991,166

Total revenue	20,816,276	16,325,853

Operating expenses:
Cost of product revenue	8,072,904	6,335,064
Cost of royalty revenue	—	—
Research and development	1,567,574	1,200,990
Selling, general and administrative	6,024,526	3,383,610
Contingent consideration - fair value adjustments	1,112,374	98,320

Total operating expenses	16,777,378	11,017,984

Income from operations	4,038,898	5,307,869
Investment income	36,585	101,816
Interest expense	(9,041)	(14,085)
Other (expense) income	132,031	2,505

Income before income taxes	4,198,473	5,398,105
Income tax provision	1,268,986	1,121,002

Net income	$2,929,487	$4,277,103

Earnings per share:
Basic	$0.09	$0.13

Diluted	$0.09	$0.13

Weighted average shares outstanding:
Basic	32,754,862	31,962,843

Diluted	33,450,611	32,831,019

Comprehensive income (loss)	$(936,491)	$4,136,134

	March 31, 2015	December 31, 2014
Balance Sheet Data:

Cash, cash equivalents and marketable securities*	$56,282,588	$62,003,443
Working capital	70,327,882	70,263,229
Total assets	128,584,239	128,293,234
Long-term obligations	3,468,166	5,879,013
Accumulated deficit	(77,957,723)	(80,887,208)
Stockholders’ equity	111,932,015	111,731,808

*	does not include restricted cash

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP EBITDA

	Three months ended March 31,
	2015	2014

GAAP NET INCOME	2,929,487	4,277,103

Non-GAAP Adjustments:
Investment Income	(36,585)	(101,816)
Interest Expense	9,041	14,085
Tax Provision	1,268,986	1,121,002
Depreciation	749,098	637,286
Amortization	401,422	255,121

NON-GAAP EBITDA	5,321,449	6,202,781

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